AMENDING AGREEMENT

                      THIS AMENDING AGREEMENT (the "Agreement") is made as of the 7th day of August, 2017 between Uranium Energy Corp. ("UEC"), Bayswater Holdings Inc. ("BHI"), Pacific Road Resources Reno Creek Cayco 1 Ltd. ("Cayco 1"), Pacific Road Resources Reno Creek Cayco 2 Ltd. ("Cayco 2"), Pacific Road Resources Reno Creek Cayco 3 Ltd. ("Cayco 3"), Pacific Road Resources Reno Creek Cayco 4 Ltd. ("Cayco 4") and Reno Creek Unit Trust ("RCUT", and together with Cayco 1, Cayco 2, Cayco 3 and Cayco 4, the "Pacific Road Funds").

RECITALS:

A.     On May 9, 2017, Pacific Road Capital A Pty Ltd, as trustee for Pacific Road Resources Fund A ("Fund A"), Pacific Road Capital B Pty Ltd, as trustee for Pacific Road Resources Fund B ("Fund B"), Pacific Road Holdings S.a.rl. ("Luxco") and UEC entered into a share purchase agreement (the "SPA") governing the purchase by UEC of all of the issued and outstanding shares of Reno Creek Holdings Inc. ("RCHI").

B.     On May 11, 2017, BHI executed a counterpart to the SPA to become a Selling Stockholder (as defined in the SPA).

C.     On July 26, 2017, pursuant to the Pre-Closing Reorganization (as defined in the SPA), Fund A, Fund B and Luxco assigned all of their common shares of RCHI and all of their right title and interest in the SPA to the Pacific Road Funds.

D.     The parties to this Agreement wish to make certain amendments to the SPA.

THEREFORE, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree as follows:

1.     Capitalized terms used herein shall have the meanings given in the SPA unless otherwise defined herein.

2.     Pursuant to section 2.2(b)(iii), BHI confirms its election to receive US$2,807 in lieu of the BHI NPI Royalty. Such amount shall be paid to BHI at the wire instructions set forth on Schedule A to this Agreement and BHI shall have no further right or entitlement to receive the BHI NPI Royalty.

3.     Notwithstanding section 5.4 of the SPA, the Selling Stockholders shall not cause or permit the Companies and AUC to complete the Approved Distribution.

4.     The parties acknowledge that the Reimbursable Expenses of AUC pursuant to section 5.10 of the SPA are in the amount of US$496,542.91 plus an amount equal to US$340,000, being the amount of a representation and warranty insurance policy to be obtained by UEC at or about Closing which is reimbursed by AUC to UEC.

5.     The parties acknowledge that AUC has aggregate cash on hand in the amount of US$1,247,123.01, such that, when combined with the aggregate Reimbursable Expenses, AUC would have been in a position to pay an Approved Distribution of US$1,743,665.92.

6.     In lieu of an Approved Distribution, the parties agree that the Acquisition Consideration payable by UEC shall be increased by an amount equal to US$1,743,665.92 as follows, which amounts shall be paid, and which Acquisition Shares shall be delivered, on the Closing Date:

(a)     UEC shall pay to the Pacific Road Funds an aggregate of US$882,358.55 by wire transfer at the wire instructions set forth on Schedule A to this Agreement, as follows:

(i)     to Cayco 1: US$206,793.14;

(ii)    to Cayco 2: US$206,793.14;

(iii)   to Cayco 3: US$172,327.59;

(iv)    to Cayco 4: US$121,208.33; and

(v)     to RCUT: US$175,236.35;

(b)     UEC shall issue an aggregate of 578,738 additional Acquisition Shares to the Pacific Road Funds at the Deemed Issuance Price per Acquisition Share as follows:

(i)     to Cayco 1: 135,635 additional Acquisition Shares;

(ii)    to Cayco 2: 135,635 additional Acquisition Shares;

(iii)   to Cayco 3: 113,030 additional Acquisition Shares;

(iv)    to Cayco 4: 79,501 additional Acquisition Shares; and

(v)     to RCUT: 114,937 additional Acquisition Shares;

(c)     UEC shall pay to BHI an aggregate of US$24,764.46 by wire transfer at the wire instructions set forth on Schedule A to this Agreement; and

(d)     UEC shall issue an aggregate of 16,243 additional Acquisition Shares to BHI at the Deemed Issuance Price per Acquisition Share.

7.     As a result of the foregoing, the aggregate Acquisition Consideration shall consist of the following:

Selling Stockholder	Acquisition Shares	Acquisition Warrants	NPI (%)	Cash (US$)
Cayco 1	3,416,732	2,578,005	0.117182%	US$206,793.14
Cayco 2	3,416,732	2,578,005	0.117182%	US$206,793.14
Cayco 3	2,847,277	2,148,337	0.097652%	US$172,327.59
Cayco 4	2,002,661	1,511,054	0.068684%	US$121,208.33
RCUT	2,895,336	2,184,599	0.099300%	US$175,236.35
BHI	409,170	308,728	-	US$27,571.46
TOTAL	14,987,908	11,308,728	0.5%	US$909,930.01

8.     Unless specifically amended by this Agreement, all other terms and conditions of the SPA, as amended by this Agreement, shall continue in full force and effect.

9.     To the extent that this Agreement shall be deemed to be inconsistent with any terms or conditions of the SPA, the terms of this Agreement shall govern.

10.     This Agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, the purpose of which were to amend, supplement or otherwise modify the provisions of the SPA. The parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments set forth in this Agreement.

11.     The SPA shall henceforth be read and construed in conjunction with this Agreement. References to the "Agreement" in the SPA or in any other document delivered in connection with, or pursuant to, such agreements, shall mean such agreements as amended by this Agreement.

12.     This Agreement may be executed by the parties in counterparts and the counterparts may be executed and delivered by electronic means, with all counterparts together constituting one agreement.

13.     The parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to implement the terms of this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this agreement and carry out its provisions.

14.     Neither this Agreement nor any right or obligations hereunder shall be assignable by a party, except that a party may assign this agreement to a Person to whom it is entitled to assign the SPA (in accordance with the terms thereof). This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

15.     This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

[Signature page follows]

               IN WITNESS WHEREOF the undersigned has executed this agreement as of the date first written above.

PACIFIC ROAD RESOURCES RENO CREEK CAYCO 1 LTD.		PACIFIC ROAD RESOURCES RENO CREEK CAYCO 2 LTD.
By:	/s/ Evan Burtton	By:	/s/ Evan Burtton
	Name: Evan Burtton Title: Director		Name: Evan Burtton Title: Director

PACIFIC ROAD RESOURCES RENO CREEK CAYCO 3 LTD.		PACIFIC ROAD RESOURCES RENO CREEK CAYCO 4 LTD.
By:	/s/ Evan Burtton	By:	/s/ Evan Burtton
	Name: Evan Burtton Title: Director		Name: Evan Burtton Title: Director

RENO CREEK UNIT TRUST, by its trustee, PRCM NOMINEES PTY LIMITED		URANIUM ENERGY CORP.
By:	/s/ Greg Dick	By:	/s/ Amir Adnani
	Name: Greg Dick Title: Secretary		Name: Amir Adnani Title: President & CEO

BAYSWATER HOLDINGS INC.
By:	/s/ Victor Tanaka
Name: Victor Tanaka Title: President